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                                                                           EXHIBIT 12.1



                            THE CHARLES SCHWAB CORPORATION

                   Computation of Ratio of Earnings to Fixed Charges
                      (Dollar amounts in thousands, unaudited)

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                                                                     Three Months Ended
                                                                          March 31,
                                                                     1996          1995
                                                                     ----          ----

Earnings before taxes on income                                    $ 79,670      $ 63,381
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Fixed charges
  Interest expense - customer                                        86,391        71,905
  Interest expense - other                                           12,618         7,298
  Interest portion of rental expense                                  5,427         4,673
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  Total fixed charges (a)                                           104,436        83,876
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Earnings before taxes on income and fixed charges (b)              $184,106      $147,257
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Ratio of earnings to fixed charges (b) divided by (a) (1)               1.8           1.8
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Ratio of earnings to fixed charges as adjusted (2)                      5.4           6.3
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(1) The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.  For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.  "Fixed charges" consist of interest expense incurred on payables to customers, long-term debt (including current maturities) and one-third of rental expense, which is estimated to be representative of the interest factor.

(2) Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.
    Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.

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